Exhibit 99.1

Perkins & Marie Callender’s Inc.

Reports Results for the First Quarter Ended April 20, 2008

Memphis, TN, June 5, 2008 – Perkins & Marie Callender’s Inc. (together with its consolidated subsidiaries, the “Company” or “we”) is reporting today the financial results for its first quarter ended April 20, 2008.

Highlights for the first quarter of 2008 as compared to the first quarter of 2007 were:

•

Total revenues were up 2.3% to $182.4 million in the first quarter of 2008, primarily due to the operation of eleven new Company-operated Perkins restaurants. Since the first quarter of 2007, the Company has opened eight new Perkins restaurants and acquired three Perkins restaurants from franchisees.

•

Perkins franchisees opened one new restaurant during the first quarter of 2008 and five franchised Perkins restaurants were closed. One Company-operated Perkins restaurant opened during the first quarter of 2008; no Company-operated Perkins restaurants were closed. One Marie Callender’s franchised restaurant was opened during the first quarter of 2008 and three Marie Callender’s franchised restaurants were closed. No Company-operated Marie Callender’s restaurants were opened or closed during the first quarter of 2008.

•

Perkins restaurants’ comparable sales decreased by 1.7% and Marie Callender’s restaurants’ comparable sales decreased by 4.6% in the first quarter of 2008 as compared to the first quarter of 2007. These declines in comparable sales resulted primarily from a decrease in comparable guest counts at both concepts.

J. Trungale, President and Chief Executive Officer of Perkins & Marie Callender’s Inc., commented, “Like others in the restaurant industry, challenging economic conditions impacted Perkins & Marie Callender’s top line sales during the first quarter of 2008. Rising commodity costs and minimum wage increases put additional pressure on margins in the restaurant segment and at Foxtail. Despite this, we continue to make improvements from an operating standpoint on both brands, with solid protocols and programs in place to ensure cost controls and profitability. Returns on new store openings are meeting our projections, and the franchise business continues to be stable. Improving productivity and attracting new outside sales at Foxtail will continue to be our primary focus, as will the development and implementation in the restaurants of value menus and promotions designed to offset negative economic trends and resulting consumer spending habits.”

First Quarter of 2008 Financial Results

Revenues in the first quarter of 2008 increased 2.3% to $182.4 million from $178.3 million in the first quarter of 2007. The increase was primarily due to a $2.7 million increase in sales in the restaurant segment and a $1.9 million increase in sales in the Foxtail segment.

Food costs for the first quarter of 2008 increased to 29.1% of food sales from 28.0% in the first quarter of 2007. Restaurant segment food cost was down by 0.3% to 27.1% of food sales in the first quarter of 2008 as higher commodity costs were offset by menu price increases. In the Foxtail segment, food cost increased to 63.8% of food sales in the first quarter of 2008 from 56.9% in the first quarter of 2007 due primarily to higher commodity costs and increased sales of thrift value inventory.

Labor and benefits costs, as a percentage of total revenues, decreased by 0.1% to 32.6% in the first quarter of 2008 compared to the first quarter of 2007. In the first quarter of 2008, a 0.2% increase in the restaurant segment resulted from increases in average wage rates and was offset by a 1.1% decrease in the Foxtail segment due to headcount reductions.

Operating expenses for the first quarter of 2008 were $47.0 million, or 25.7% of total revenues, compared to $44.1 million, or 24.7% of total revenues in the first quarter of 2007. Restaurant segment operating expenses increased by 1.6% to 28.2% of restaurant sales in the first quarter of 2008 due primarily to increased advertising, utilities, general liability insurance and rent expense. Operating expenses in the Foxtail segment decreased by $0.3 million or 1.9% to 7.6% of segment food sales.

General and administrative expenses were 8.2% of total revenues, an increase of 0.2% from the first quarter of 2007. The increase is due primarily to severance accrued for two former Company executives and was substantially offset by a reduction in corporate incentive compensation.

Depreciation and amortization was 4.2% of revenues in the first quarter of 2008 and 4.0% of revenues in the first quarter of 2007. This increase is primarily attributable to asset additions at new Company-operated Perkins restaurants.

Interest, net was 5.6% of revenues in the first quarter of 2008 compared to 5.3% in the prior year’s first quarter. The 0.3% increase resulted mainly from a 250 basis point increase in the interest rate margins on the Company’s Term Loan and Revolver as mandated by the amendment to the related credit agreement in March 2008 and from an increase in the average debt outstanding during the first quarter of 2008 compared to the first quarter of 2007. At April 20, 2008, the Company was in compliance with the financial covenants contained in its debt agreements.

Adjusted EBITDA

The Company defines adjusted EBITDA as net income or loss before income taxes or benefits, interest expense (net), depreciation and amortization, transaction costs, asset impairments and closed store expenses and other income and expense items unrelated to operating performance. The Company considers adjusted EBITDA to be an important measure of performance from core operations because adjusted EBITDA excludes various income and expense items that are not indicative of the Company’s operating performance. The Company believes that adjusted EBITDA is useful to investors in evaluating the Company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. The Company also believes that adjusted EBITDA is useful to investors in evaluating the Company’s operating performance compared to that of other companies in the same industry, as the calculation of adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending, all of which may vary from one company to another for reasons unrelated to overall operating performance. The Company’s calculation of adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies. Adjusted EBITDA is not a presentation made in accordance with U.S. generally accepted accounting principles and accordingly should not be considered as an alternative to, or more meaningful than, earnings from operations, cash flows from operations or other traditional indications of a company’s operating performance or liquidity. The following table provides a reconciliation of net loss to adjusted EBITDA:

	First Quarter	First Quarter
	Ended	Ended
(unaudited; in thousands)	April 20, 2008	April 22, 2007
Net loss	$ (7,588)	(2,749)
Provision for income taxes	181	-
Interest, net	10,277	9,481
Depreciation and amortization	7,606	7,121
Transaction costs	-	184
Asset impairments and closed store expenses	76	155
Pre-opening expenses	161	164
Management fees	1,101	1,101
Other items	512	(19)
Adjusted EBITDA	$ 12,326	15,438

About the Company

Perkins & Marie Callender’s Inc. operates two restaurant concepts: (1) full-service family dining restaurants, which serve a wide variety of high quality, moderately-priced breakfast, lunch and dinner entrees, under the name Perkins Restaurant and Bakery, and (2) mid-priced, casual-dining restaurants specializing in the sale of pie and other bakery items under the name Marie Callender’s Restaurant and Bakery. As of April 20, 2008, the Company owned and operated 163 Perkins’ restaurants and franchised 319 Perkins’ restaurants. The Company also owned and operated 78 Marie Callender’s restaurants, one Callender’s Grill, the East Side Mario’s restaurant and 12 Marie Callender’s restaurants under partnership agreements. Franchisees owned and operated 41 Marie Callender’s restaurants and one Marie Callender’s Grill.

Conference Call

Perkins & Marie Callender’s Inc. has scheduled a conference call for Tuesday, June 10, 2008, at 10:00 a.m. (CST) to review the first quarter of 2008 earnings.  The dial-in number for the conference call is (866)-207-2203 and the access code number is 49170894. A taped playback of this call will be available two hours following the call on Tuesday, June 10, 2008, through midnight (CST) on Monday, June 16, 2008. The taped playback can be accessed by dialing (800)-642-1687 and by using access code number 49170894.

Forward-Looking Statements

This press release contains "forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should," or "will," or the negative thereof or other variations thereon or comparable terminology.

Perkins & Marie Callender’s Inc. has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. Some of the key factors that could cause its actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements include the following:

•	general economic conditions and demographic patterns;
•	our substantial indebtedness;
•	competitive pressures and trends in the restaurant industry;
•	prevailing prices and availability of food, supplies and labor;
•	relationships with franchisees and financial health of franchisees;
•	development and expansion plans; and
•	statements covering our business strategy.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. Perkins & Marie Callender’s Inc. does not undertake and specifically declines any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

PERKINS & MARIE CALLENDER’S INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands)

	First Quarter Ended April 20, 2008	First Quarter Ended April 22, 2007
REVENUES:
Food sales	$173,468	168,888
Franchise and other revenue	8,932	9,398
Total revenues	182,400	178,286
COSTS AND EXPENSES:
Cost of sales (excluding depreciation shown below):
Food cost	50,402	47,323
Labor and benefits	59,489	58,321
Operating expenses	46,953	44,094
General and administrative	15,017	14,224
Transaction costs	–	184
Depreciation and amortization	7,606	7,121
Interest, net	10,277	9,481
Asset impairments and closed store expenses	76	155
Other, net	(59)	(30)
Total costs and expenses	189,761	180,873
Loss before income taxes and minority interests	(7,361)	(2,587)
Provision for income taxes	(181)	–
Minority interests	(46)	(162)
NET LOSS	$(7,588)	(2,749)

PERKINS & MARIE CALLENDER’S INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par and share amounts)

	April 20, 2008	December 30 2007
ASSETS	(Unaudited)

CURRENT ASSETS:
Cash and cash equivalents	$ 2,942	19,032
Restricted cash	9,306	10,098
Receivables, less allowances for doubtful accounts of $710 and $1,542 in 2008 and 2007, respectively	17,933	17,221
Inventories	13,165	13,239
Prepaid expenses and other current assets	5,231	5,732
Total current assets	48,577	65,322

PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization of $115,526 and $109,441 in 2008 and 2007, respectively	97,978	99,311
INVESTMENTS IN UNCONSOLIDATED PARTNERSHIPS	55	53
GOODWILL	30,038	30,038
INTANGIBLE ASSETS, net of accumulated amortization of $18,255 and $17,494 in 2008 and 2007, respectively	152,556	153,316
DEFERRED INCOME TAXES	242	242
OTHER ASSETS	14,713	14,660
TOTAL ASSETS	$ 344,159	362,942

LIABILITIES AND STOCKHOLDER'S INVESTMENT

CURRENT LIABILITIES:
Accounts payable	20,840	25,559
Accrued expenses	46,703	52,621
Accrued income taxes	170	–
Franchise advertising contributions	6,522	5,940
Current maturities of long-term debt and capital lease obligations	8,938	9,464
Total current liabilities	83,173	93,584

CAPITAL LEASE OBLIGATIONS, less current maturities	13,171	11,987
LONG-TERM DEBT, less current maturities	297,604	298,009
DEFERRED RENT	13,891	13,467
OTHER LIABILITIES	13,848	15,520

MINORITY INTEREST IN CONSOLIDATED PARTNERSHIPS	211	333

STOCKHOLDER'S INVESTMENT:
Common stock, $.01 par value; 100,000 shares authorized; 10,820 issued and outstanding	1	1
Additional paid-in capital	137,738	137,923
Other comprehensive income	78	86
Accumulated deficit	(215,556)	(207,968)
Total stockholder's investment	(77,739)	(69,958)
TOTAL LIABILITIES AND STOCKHOLDER'S INVESTMENT	$ 344,159	362,942

PERKINS & MARIE CALLENDER’S INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	First Quarter Ended April 20, 2008	First Quarter Ended April 22, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,588)	(2,749)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,606	7,121
Amortization of debt discount	102	99
Other non-cash income and expense items	(223)	166
(Gain) loss on disposition of assets	(156)	9
Asset write-down	232	146
Minority interests	46	162
Equity in net income of unconsolidated partnerships	(2)	(14)
Net changes in operating assets and liabilities	(9,349)	(13,421)
Total adjustments	(1,744)	(5,732)
Net cash used in operating activities	(9,332)	(8,481)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for property and equipment	(5,728)	(5,418)
Proceeds from sale of assets	–	3
Net cash used in investing activities	(5,728)	(5,415)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments under capital lease obligations	(157)	(241)
Lessor financing	1,542	–
Payments on long-term debt	(506)	(256)
(Payments on) proceeds from revolver, net	(500)	9,600
Distributions to minority partners	(168)	(152)
Debt issuance costs	(1,056)	–
Return of capital	(185)	–
Net cash (used in) provided by financing activities	(1,030)	8,951

Net decrease in cash and cash equivalents	(16,090)	(4,945)

CASH AND CASH EQUIVALENTS:
Balance, beginning of period	19,032	9,069
Balance, end of period	$2,942	4,124